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                                                                    EXHIBIT 99.1


FOR FURTHER INFORMATION PLEASE CONTACT:
--------------------------------------
Mr. Stephen R. Kerrigan, Chairman and CEO
521 East Morehead Street, Suite 590
Charlotte, NC 28202
(704) 375-1947

       COINMACH LAUNDRY CORPORATION ACQUIRES MACKE LAUNDRY SERVICE, L.P.


          CHARLOTTE, NC, March 2, 1998 - Coinmach Laundry Corporation (NASDAQ, national market symbol: WDRY), the nation's largest provider of outsourced laundry equipment services to the multi-family housing industry, announced the successful completion of the acquisition of Macke Laundry Service, L.P. and related entities ("Macke") for approximately $214 million.

          Macke, headquartered in Chicago, operates approximately 236,000 machines throughout the United States. Macke has been in operation for over 20 years and provides outsourced laundry equipment service to multi-family properties in over 20 states and the District of Columbia.

          For the fiscal year ended June 30, 1997, Macke had revenues of approximately $122.0 million and EBITDA of approximately $39.0 million, pro forma for certain of Macke's acquisitions.

          The Macke acquisition represents the seventh significant transaction Coinmach has consummated during the past two years. Coinmach has spent approximately $590 million in this industry since November 1995, while acquiring historical revenues of approximately $345 million. During this period and pro forma for the Macke acquisition, Coinmach's machine base has increased from approximately 55,000 to approximately 672,000, and revenues have increased from approximately $73 million to approximately $455 million.


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